Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this "Agreement") is entered into as of November 4, 2013, to be effective on the date set forth on the signature page hereto (the "Effective Date") by and between Weatherford International Ltd., a Swiss joint-stock corporation registered in Switzerland, Canton of Zug (the "Company"), and the individual signing as "Executive" on the signature page hereto (the "Executive").

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has previously determined that it is in the best interests of the Company and its shareholders to induce the employment of the Executive for the long-term benefit of the Company; and

WHEREAS, the Company desires to employ the Executive on the terms set forth below to provide services to the Company and its Affiliated companies, and the Executive is willing to accept such employment and provide such services on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto do hereby agree that:

1.            Certain Definitions.
(a)            "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
(b)            "Annual Bonus" shall mean the Executive's annual bonus under the then-current annual incentive plan of the Company and any of its Affiliated companies.
(c)            "Annual Bonus Amount" shall mean the amount of the Annual Bonus, if any, paid or provided in any form (whether in cash, securities or any combination thereof) by the Company or any of its Affiliated companies to or for the benefit of the Executive for services rendered or labor performed during a fiscal year of the Company (it being understood that if an Annual Bonus is paid in multiple installments for a year, all such installments shall be aggregated as a single payment for that year in determining the Annual Bonus Amount). The Executive's Annual Bonus Amount shall be determined by including any portion thereof that the Executive could have received in cash or securities in lieu of (i) any elective deferrals made by the Executive pursuant to all nonqualified deferred compensation plans or (ii) elective contributions made on the Executive's behalf by the Company pursuant to a qualified cash or deferred arrangement (as defined in section 401(k) of the Code) or pursuant to a plan maintained under section 125 of the Code.
(d)            "Applicable Multiple" shall mean the number identified as such on the signature page hereto.
(e)            "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
(f)            "Board" shall mean the Board of Directors of the Company.
(g)            "Cause" shall mean:
(i)            the willful and continued failure of the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness or anticipated failure after the issuance of a Notice of Breach for Good Reason by the Executive pursuant to Section 4(d)), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Executive has not substantially performed the Executive's duties and that Executive failed to take the corrective action(s) identified by the Company after being given a reasonable period of time to do so; or
(ii)            the Executive willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
No act, or failure to act, on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or based upon the duly informed advice of outside or inside counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive, and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
(h)            "Change of Control" shall be deemed to have occurred if any event set forth in any one of the following paragraphs shall have occurred:
(i)            any Person is or becomes the Beneficial Owner, directly or indirectly, of twenty percent (20%) or more of either (A) the then outstanding registered shares of the Company (the "Outstanding Company Registered Shares") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), excluding any Person who becomes such a Beneficial Owner in connection with a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) below;
(ii)            individuals, who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds (2/3) of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds (2/3) of the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)            the consummation of an acquisition, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or any of its Subsidiaries or the sale, transfer or other disposition of all or substantially all of the Company's Assets (any of which a "Corporate Transaction"), unless, following such Corporate Transaction or series of related Corporate Transactions, as the case may be, (A) all of the individuals and Entities who were the Beneficial Owners, respectively, of the Outstanding Company Registered Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction own or beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66-2/3%) of, respectively, the Outstanding Company Registered Shares and the combined voting power of the Outstanding Company Voting Securities entitled to vote generally in the election of directors (or other governing body), as the case may be, of the Entity resulting from such Corporate Transaction (including, without limitation, an Entity (including any new parent Entity) which as a result of such transaction owns the Company or all or substantially all of the Company's Assets either directly or through one (1) or more Subsidiaries or Entities) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Registered Shares and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any Entity resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such Entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the Entity resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such Entity except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least two-thirds (2/3) of the members of the board of directors (or other governing body) of the Entity resulting from such Corporate Transaction were members of the Incumbent Board at the time of the approval of such Corporate Transaction; or
(iv)            approval or adoption by the Board or the shareholders of the Company of a plan or proposal which could result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Company's Assets or the dissolution of the Company, excluding any transaction that complies with clauses (A), (B) and (C) of paragraph (iii) above.
(i)            "Code" shall mean the Internal Revenue Code of 1986, as amended.
(j)            "Company" shall mean Weatherford International Ltd., a Swiss joint-stock corporation registered in Switzerland, Canton of Zug, or any successor to Weatherford International Ltd., including but not limited to any Entity into which Weatherford International Ltd. is merged, consolidated or amalgamated, or any Entity otherwise resulting from a Corporate Transaction.
(k)            "Company's Assets" shall mean the assets (of any kind) owned by the Company, including, without limitation, the securities of the Company's Subsidiaries and any of the assets owned by the Company's Subsidiaries.
(l)            "Disability" shall mean the absence of the Executive from performance of the Executive's duties with the Company on a substantial basis for one hundred twenty (120) calendar days within any 12 month period as a result of incapacity due to mental or physical illness.
(m)            "Employment Period" shall mean the period commencing on the Effective Date and ending on the third anniversary of the Effective Date; provided, however, that commencing on the third anniversary of the Effective Date, and on each subsequent annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Employment Period shall be automatically extended so as to terminate one (1) year after such Renewal Date, unless at least 120 days prior to the Renewal Date the Company shall give notice to the Executive that the Employment Period shall not be so extended.
(n)            "Entity" shall mean any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.
(o)            "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.
(p)            "Good Reason" shall mean the occurrence of any of the following:
(i)            the assignment to the Executive of any position, authority, duties or responsibilities materially inconsistent with the Executive's position (including offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or any other action by the Company or any Subsidiary which results in a material diminution in such position, authority, duties or responsibilities (including, in connection with a Change of Control or other Corporate Transaction in which the Company's registered shares may cease to be publicly traded, Executive being assigned to any position (including offices, titles and reporting requirements), authority, duties or responsibilities that are not at or with the ultimate parent company engaged in the business of the successor to the Company or the corporation or other Entity surviving or resulting from such Corporate Transaction), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided that any alteration by the Company of Executive's position, authority, duties or responsibilities shall not constitute Good Reason if the Executive continues to report directly to either the Chief Executive Officer or President;
(ii)            the compensation or benefits payable to Executive pursuant to section 3(b) below are decreased in any manner except if the decrease is part of a cost reduction initiative that applies to and affects all executive officers of the Company equally and proportionately.
(iii)            any material failure by the Company or any Subsidiary to comply with any of the provisions of this Agreement (including, without limitation, its obligations under Section 3(a)), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company, or a Subsidiary, as appropriate, promptly after receipt of notice thereof given by the Executive; or
(iv)            any failure by the Company to comply with and satisfy Section 13(c) (regarding assumption of this Agreement by a successor);
(v)            the Company's giving of notice to the Executive that the Employment Period shall not be extended.
provided, that no such event described in (i) through (iv) above shall constitute "Good Reason" if the Company cures such event within thirty (30) days following the Company's receipt of a Notice of Breach asserting that such event constitutes Good Reason; and provided, further, that no event described in (i) through (iii) above shall constitute "Good Reason" unless the Company receives a Notice of Breach within ninety (90) days following the datesuch Executive obtains actual knowledge of such event (or such longer period as Executive and the Company may agree to allow for reasonable investigation and remedy of such event).

(q)            "IRS" shall mean the U.S. Internal Revenue Service.
(r)            "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under a Benefit Plan of the Company or any of its Affiliated companies, (iii) an underwriter temporarily holding securities pursuant to an offering by the Company of such securities, or (iv) a corporation or other Entity owned, directly or indirectly, by the shareholders of the Company in the same proportions as their ownership of registered shares of the Company.
(s)            "Section 409A" means Section 409A of the Code and the final Department of Treasury regulations issued thereunder.
(t)            "Section 409A Amounts" means those amounts that are deferred compensation subject to Section 409A.
(u)            "Separation From Service" shall have the meaning ascribed to such term in Section 409A.
(v)            "Specified Employee" shall have the meaning ascribed to such term in Section 409A.
(w)            "Subsidiary" shall mean any majority-owned subsidiary of the Company or any majority-owned subsidiary thereof, or any other Entity in which the Company owns, directly or indirectly, a significant financial interest provided that the Chief Executive Officer of the Company designates such Entity to be a Subsidiary for the purposes of this Agreement.
2.            Employment Period.  The Company hereby agrees that the Company will employ the Executive, and the Executive hereby agrees to be employed by the Company subject to the terms and conditions of this Agreement during the Employment Period.  During the Employment Period, the Executive, with his prior express agreement, may be seconded to the employment of Weatherford U.S., L.P. (or such other Affiliated company as specifically agreed by the Executive) (the "Seconded Affiliate Company"), but without prejudice to the Company's obligations or the Executive's rights under this Agreement. The Executive shall carry out his duties as if they were duties to be performed on behalf of the Company. Each Seconded Affiliate Company shall be subject to all of the obligations and agreements of the Company under this Agreement and the Company shall be responsible for actions and inactions of the Seconded Affiliate Company. Any breach or failure to abide by the terms and conditions of this Agreement by a Seconded Affiliate Company shall be deemed to constitute a breach or failure to abide by the Company. The Executive has the right, in his sole discretion, to revoke his agreement to be seconded to the employment of any Seconded Affiliate Company at any time.
3.            Terms of Employment.
(a)            Position and Duties.
(i)            During the Employment Period, the Executive's position with the Company (including offices, titles, reporting requirements, authority, duties and responsibilities) shall be as identified on the signature page hereto or as shall be revised by the Company.
(ii)            During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities in clause (A), (B), and (C) together do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that such activities have been conducted by the Executive prior to the date hereof, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date hereof shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.
(b)            Compensation.
(i)            Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate.  During the Employment Period, the Annual Base Salary shall be reviewed no more than twelve (12) months after the last salary increase awarded to the Executive prior to the date hereof and thereafter at least annually; provided, however, that a salary increase shall not necessarily be awarded as a result of such review. Any increase in Annual Base Salary may not serve to limit or reduce any other obligation to the Executive under this Agreement. The term "Annual Base Salary" as utilized in this Agreement shall refer to Annual Base Salary as may be in effect from time to time.
(ii)            Annual Bonus. The Executive shall be eligible for an Annual Bonus for each fiscal year ending during the Employment Period on the same basis as other executive officers under the Company's then-current executive officer annual incentive program. Each such Annual Bonus shall be paid no later than two and a half (2½) months after the end of the fiscal year for which the Annual Bonus is awarded.
(iii)            Incentive, Savings and Retirement Plans.  During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs in which similarly situated executive officers of the Company and its Affiliated companies participate.
(iv)            Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible to participate in and shall receive all benefits under and participate in all welfare benefit and retirement plans, practices, policies and programs provided by the Company and its Affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in which similarly situated executive officers of the Company and its Affiliated companies participate or which they receive.
(v)            Fringe Benefits.  During the Employment Period, the Executive shall be entitled to receive such fringe benefits as similarly situated executive officers of the Company and its Affiliated companies receive.
(vi)            Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its Affiliated companies in effect for the Executive on the date hereof.
(vii)            Vacation. During the Employment Period, the Executive shall be entitled to at least four (4) weeks paid vacation annually or such greater amount of paid vacation as may be applicable to the executive officers of the Company and its Affiliated companies.
(viii)            Deferred Compensation Plan.  During the Employment Period, the Executive shall be entitled to continue to participate in any deferred compensation or similar plans in which executive officers of the Company and its Affiliated companies participate.

(ix)            Initial Payment, Make-up Payment and Stock Grant.  In consideration of all amounts, benefits, and other things of value that the Executive surrendered or relinquished or otherwise were forgone due to the Executive leaving his position with the Executive's previous employer in order to become employed with the Company, and as an inducement for the Executive to become employed by the Company, at the commencement of Executive's employment under this Agreement, the Company shall (a) pay the Executive a one-time lump sum payment in the gross amount of $ 300,000, which such amount shall be paid on the first regularly scheduled payroll date following the Effective Date, and (b) within five business days following the Effective Date, grant the Executive Restricted Shares (the "Share Grant") under the terms of the Weatherford International Ltd. 2010 Omnibus Incentive Plan, as such plan may be amended from time to time (the "2010 Plan"). The actual quantity of Restricted Shares, terms, and conditions applicable to the Share Grant shall be set forth in an award agreement (the "Share Award Agreement") the form of which is attached as Annex A hereto.  The shares underlying the Share Grant shall be fully vested.  The Executive shall have, subject to certain Transfer Restrictions (as defined in the Share Award Agreement),  all of the rights of a shareholder of the Company with respect to the shares underlying the Share Grant, including, without limitation, the right to receive any dividends or distributions allocable thereto and all voting rights.  Notwithstanding anything to the contrary herein, if there is any inconsistency between the terms of the Share Award Agreement and this Agreement with respect to the Share Grant, the terms of the Share Award Agreement shall control.
4.            Termination of Employment.
(a)            Death or Disability.  The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period, it may provide the Executive with written notice in accordance with Section 14(b) of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective thirty (30) days after receipt of such notice by the Executive (the "Disability Effective Date"), provided that within the thirty (30)-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. In addition, if a physician selected by the Executive determines that the Disability of the Executive has occurred, the Executive (or his representative) may provide the Company with written notice in accordance with Section 14(b) of the Executive's intention to terminate his employment.  In such event, the Disability Effective Date shall be thirty (30) days after receipt of such notice by the Company.
(b)            Cause. The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause.
(c)            Good Reason. The Executive's employment may be terminated by the Executive at any time during the Employment Period for Good Reason or without Good Reason.
(d)            Notice of Breach and Notice of Termination.  Any termination during the Employment Period by the Company or by the Executive shall be communicated by notice in writing to the other party hereto given in accordance with Section 14(b).  For purposes of this Agreement, a "Notice of Breach" means a written notice from the Executive to the Company which (i) indicates the specific provision in this Agreement that the Executive contends the Company has breached, and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances the Executive claims provide the basis for the breach.  For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date, in the case of a notice by the Company, shall be not more than 120 days after the giving of such notice).  The failure by the Executive or the Company to set forth any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder. If a breach exists and a Notice of Breach is timely delivered hereunder, it shall automatically be deemed a Notice of Termination if the Company fails to cure the event described in the Notice of Breach within thirty (30) days of receipt of the Notice of Breach.
(e)            Date of Termination. "Date of Termination" shall mean:
(i)            if the Executive's employment is terminated other than by reason of death or Disability, the date of receipt of the Notice of Termination or any later date specified therein (or, in the event the Executive has a Separation From Service without the delivery of a Notice of Termination, then the date of such Separation From Service), as the case may be; provided that in the case of a termination by the Executive for Good Reason, such Notice of Breach shall be deemed void if the Company cures the matter giving rise to Good Reason pursuant to the proviso in Section 1(p); and
(ii)            if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
5.            Obligations of the Company Upon Termination.
(a)            Benefit Obligation and Accrued Obligation Defined. For purposes of this Agreement, "Benefit Obligation" shall mean all benefits to which the Executive (or his designated beneficiary or legal representative, as applicable) is entitled or vested (or becomes entitled or vested as a result of termination) under the terms of all employee benefit and compensation plans, agreements, arrangements, programs, policies, practices, contracts or agreement of the Company and its Affiliated companies (collectively, "Benefit Plans") in which the Executive is a participant as of the Date of Termination and to the extent not theretofore paid or provided. "Accrued Obligation" means the sum of (i) the Executive's Annual Base Salary through the Date of Termination for periods through but not following his Separation From Service and (ii) any accrued vacation pay earned by the Executive, in each case, to the extent not theretofore paid.
(b)            Death, Disability, Good Reason or Other than For Cause. If, during the Employment Period, the Executive's employment is terminated by reason of the Executive's death or Disability, by the Company for any reason other than for Cause or by the Executive for Good Reason:
(i)            The Company shall pay (or cause to be paid) to the Executive (or Executive's heirs, beneficiaries or representatives as applicable), (A) in a lump sum in cash (I) the Accrued Obligation within thirty (30) days after the Date of Termination and (II) the Benefit Obligation at the times specified in and in accordance with the terms of the applicable Benefit Plans, and (B) at the times specified in clause (iv), the following amounts:
(I)             an amount equal to the Executive's Annual Base Salary through the Date of Termination for periods following his Separation From Service to the extent not theretofore paid;

(II)             an amount equal to the product of (i) the Annual Bonus Amount that would be payable in respect of the fiscal year during which the termination occurs (and annualized for any fiscal year consisting of less than twelve (12) months) based on actual performance through the last day of employment and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is three hundred sixty-five (365); and
(III)             an amount equal to the Applicable Multiple (or, in the event of a termination due to death or Disability or the Company's failure to extend the Employment Period pursuant to clause (iv) of the definition of "Good Reason" then the number "one" shall be substituted for the Applicable Multiple) times the sum of (i) the Annual Base Salary received by the Executive as of the Date of Termination and (ii) the Executive's target Annual Bonus for the fiscal year during which the termination occurs.

(ii)            For a period of time equal to one year multiplied by the Applicable Multiple from the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue dental and health benefits to the Executive and the Executive's family equal to those which would have been provided to them in accordance with the dental and health insurance plans, programs, practices and policies described in Section 3(b)(iv) if the Executive's employment had not been terminated; provided, however, that with respect to any of such dental and health insurance plans, programs, practices or policies requiring an employee contribution, the Executive (or Executive's heirs or beneficiaries as applicable) shall continue to pay the monthly employee contribution for same, and provided further, that if the Executive becomes re-employed by another employer and is eligible to receive dental and health insurance benefits under another employer provided plan, the dental and health insurance benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. If any of the dental and health insurance benefits specified in this Section 5(b)(ii) are taxable to the Executive and are not exempt from Section 409A, the following provisions shall apply to the reimbursement or provision of such benefits. The Executive shall be eligible for reimbursement on an in-kind basis, during the period described in the first sentence of this Section 5(b)(ii). The amount of such benefit expenses eligible for reimbursement or the in-kind benefits provided under this Section 5(b)(ii), during the Executive's taxable year will not affect the expenses eligible for reimbursement, or the benefits to be provided, in any other taxable year (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in Section 105(b) of the Code). The Executive's right to reimbursement or direct provision of benefits under this Section 5(b)(ii) is not subject to liquidation or exchange for another benefit. To the extent that the benefits provided to the Executive pursuant to this Section 5(b)(ii) are taxable to the Executive and are not otherwise exempt from Section 409A, any reimbursement amounts to which the Executive would otherwise be entitled under this Section 5(b)(ii) during the first six (6) months following the date of the Executive's Separation From Service shall be accumulated and paid to the Executive on the date that is six (6) months following the date of his Separation From Service. All reimbursements by the Company under this Section 5(b)(ii) shall be paid no later than the earlier of (i) the time periods described above and (ii) the last day of the Executive's taxable year following the taxable year in which the expense was incurred by the Executive.
(iii)            The Company shall, at its sole expense as incurred, provide the Executive with reasonable outplacement services (up to a maximum of $35,000) from a provider selected by the Company. The Company shall directly pay the provider the fees for such outplacement services. The period during which such outplacement services shall be provided to the Executive at the expense of the Company shall not extend beyond the last day of the second taxable year of the Executive following the taxable year of the Executive during which he incurs a Separation From Service.
(iv)            The Company shall pay or provide to the Executive the amounts or benefits specified in Section 5(b)(i) thirty (30) days following the date of the Executive's Separation From Service if he is not a Specified Employee on the date of his Separation From Service or on the date that is six (6) months following the date of his Separation From Service if he is a Specified Employee; provided, however, that the pro-rata bonus payment described under Section 5(b)(i)(II) shall be paid at the time when the Annual Bonus for such year would normally be paid pursuant to Section 3(b)(ii).
(v)            If the Executive is a Specified Employee, on the date that is six (6) months following the Executive's Separation From Service, the Company shall pay to the Executive, in addition to the amounts reflected in clause (iv), an amount equal to the interest that would be earned on the amounts specified in Section 5(b)(i).
(c)            Cause. If the Executive's employment is terminated for Cause during and prior to the expiration of the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay to the Executive (i) (A) the Accrued Obligation and (B) the Benefit Obligation in accordance with the terms of the applicable Benefit Plans, and (ii) his Annual Base Salary through the Date of Termination for periods following his Separation From Service, on the date that is thirty (30) days following the date of the Executive's Separation From Service if he is not a Specified Employee or on the date that is six (6) months following the date of his Separation From Service if he is a Specified Employee.
(d)            Termination by Executive Other Than for Good Reason.  If the Executive voluntarily terminates his employment during and prior to the expiration of the Employment Period for any reason other than for Good Reason, the Executive's employment shall terminate without further obligations to the Executive, other than the obligation to pay to the Executive (i)  the Accrued Obligation, (ii) the Benefit Obligation, (iii) his Annual Base Salary through the Date of Termination for periods following his Separation From Service, and (iv)  the rights provided in Section 6.  The Accrued Obligation shall be paid to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination and the Benefit Obligation shall be paid in accordance with the terms of the applicable Benefit Plans.  The Company shall pay to the Executive the amount specified in clause (iii) on the date that is thirty (30) days following the date of the Executive's Separation From Service if he is not a Specified Employee or on the date that is six (6) months following the date of his Separation From Service if he is a Specified Employee.
6.            Other Rights. Except as provided herein, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any plan, contract or agreement with the Company or any of its Affiliated companies.  Except as otherwise expressly provided herein, amounts which are vested benefits, which vest according to the terms of this Agreement or which the Executive is otherwise entitled to receive under any Benefit Plans or any other plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliated companies prior to, at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement. If any severance payments are required to be paid to the Executive in conjunction with severance of employment under federal, state or local law, the severance payments paid to the Executive under this Agreement will be deemed to be in satisfaction of any such statutorily required benefit obligations to the extent that doing so would not result in an acceleration of payment of nonqualified deferred compensation that is prohibited under Section 409A.

7.            Full Settlement.
(a)            No Rights of Offset. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.
(b)            No Mitigation Required.  The Company agrees that, if the Executive's employment with the Company terminates, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement.  Further, except as specified in Section 5(b)(ii), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.
(c)            Legal Fees.  The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company or the Executive of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereto (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), provided that the Executive shall agree and undertake to reimburse the Company for such amounts paid if, but only if, the Executive is determined to have acted in bad faith in connection with the legal dispute, as determined in a final, non-appealable decision by a court of competent jurisdiction. The legal fees or expenses that are subject to reimbursement pursuant to this Section 7(c) shall not be limited as a result of when the fees or expenses are incurred. The amount of legal fees or expenses that is eligible for reimbursement pursuant to this Section 7(c) during a given taxable year of the Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of the Executive. The right to reimbursement pursuant to this Section 7(c) is not subject to liquidation or exchange for another benefit. Any amount to which the Executive is entitled to reimbursement under this Section 7(c) during the first six (6) months following the date of the Executive's Separation From Service shall be accumulated and paid to the Executive on the date that is six (6) months following the date of his Separation From Service. All reimbursements by the Company under this Section 7(c) shall be paid no later than the earlier of (i) the time periods described above and (ii) the last day of the Executive's taxable year next following the taxable year in which the expense was incurred by the Executive.
8.            Certain Additional Payments by the Company.
(a)            In the event that part or all of the consideration, compensation or benefits to be paid to the Executive under this Agreement together with the aggregate present value of payments, consideration, compensation and benefits under all other plans, arrangements and agreements applicable to the Executive, constitute "excess parachute payments" under Section 280G(b) of the Code subject to an excise tax under Section 4999 of the Code (collectively, the "Parachute Amount") the amount of excess parachute payments which would otherwise be payable to the Executive or for the Executive's benefit under this Agreement shall be reduced to the extent necessary so that no amount of the Parachute Amount is subject to an excise tax under Section 4999 (the "Reduced Amount"); provided that such amounts shall not be so reduced if, without such reduction, the Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, after any excise taxes payable under Section 4999), an amount of the Parachute Amount which is greater than the amount, on a net after tax basis, that the Executive would be entitled to retain upon receipt of the Reduced Amount.
(b)            If the determination made pursuant to Section 8(a) results in a reduction of the payments that would otherwise be paid to the Executive except for the application of Section 8(a), such reduction in payments due under this Agreement shall be first applied to reduce any cash severance payments that the Executive would otherwise be entitled to receive hereunder and shall thereafter be applied to reduce other payments and benefits in a manner that would not result in subjecting Executive to additional taxation under Section 409A of the Code.  Within ten days following such determination, but not later than thirty days following the date of the event under Section 280G(b)(2)(A)(i), the Company shall pay or distribute to the Executive or for the Executive's benefit such amounts as are then due to the Executive under this Agreement and shall promptly pay or distribute to the Executive or for his benefit in the future such amounts as become due to Executive under this Agreement.
9.            Confidential Information.  The Company agrees to provide Executive secret or confidential information, knowledge or data relating to the Company or any of its Affiliated companies during Executive's employment. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its Affiliated companies, provided that it shall not apply to information which is or shall become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), information that is developed by the Executive independently of such information, or knowledge or data or information that is disclosed to the Executive by a third party under no obligation of confidentiality to the Company.  After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  In no event shall an asserted violation of the provision of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
10.            Work Product.
(a)            Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company's or any of its Affiliated companies' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company and its Affiliated companies ("Work Product") belong to the Company and/or such Affiliated company. Executive shall promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, the execution of assignments, consents, powers of attorney and other instruments).

(b)            Notwithstanding the obligations set forth in Section 9 and this Section 10, after termination of the Executive's employment with the Company, the Executive shall be free to use Residuals of the Company's confidential information and Work Product for any purpose, subject only to its obligations with respect to disclosure set forth herein and any copyrights and patents of the Company. The term "Residuals" means information in non-tangible form that may be retained in the unaided memory of the Executive derived from the Company's confidential information and Work Product to which the Executive has had access during the Executive's employment with the Company. The Executive may not retain or use the documents and other tangible materials containing the Company's confidential information or Work Product after the termination of the Executive's employment with the Company.
11.            Non-Competition; Non-Solicitation.  The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliated companies, and agrees that to protect the Company's confidential information it is necessary to enter into restrictive covenants as follows:

(a)            During the Employment Period and for a period of one year following the date Executive ceases to be employed by the Company (the "Restricted Period"), Executive shall not accept employment with or render services to any Unauthorized Competitor as a director, officer, agent, employee, independent contractor or consultant In order to protect the Company's good will and other legitimate business interests, provide greater flexibility to Executive in obtaining other employment and to provide both parties with greater certainty as to their obligations hereunder, the parties agree that Executive shall not be prohibited from accepting employment anywhere in the world with any company or other enterprise except an Unauthorized Competitor. For purposes of this Agreement, an "Unauthorized Competitor" means Schlumberger Limited, Halliburton Company and Baker Hughes Inc., including any and all of their parents, subsidiaries, affiliates, joint ventures, divisions, successors, or assigns.  Notwithstanding the foregoing, the non-competition restrictions set forth in this Section 11(a) shall not apply if the Executive terminates employment for any reason within one year following a Change of Control.  Additionally, if Executive voluntarily terminates employment other than for Good Reason, the non-competition restrictions set forth in this Section 11(a) shall apply only if (i) the Company notifies the Executive of its intent to enforce the provisions of this Section 11(a) within 15 days following the Executive's Separation From Service and (ii) the Company pays the Executive a lump sum amount on the date that is 30 days following the date of the Executive's Separation From Service (if the Executive is not a Specified Employee on the date of such Separation From Service), or on the date that is six months following the Executive's Separation From Service (if the Executive is a Specified Employee on the date of such Separation From Service) with the Interest Amount credited thereon, equal to the sum of (x) the Annual Base Salary received by the Executive as of the Date of Termination and (y) the Executive's target Annual Bonus for the fiscal year during which the termination occurs. In addition, if the Executive terminates employment due to the Company's failure to extend the Employment Period pursuant to clause (iv) of the definition of "Good Reason" or if the Company terminates the Executive without Cause, then the Restricted Period shall not apply.
(b)            Executive further agrees that during the Restricted Period, he shall not at any time, directly or indirectly, induce, entice, solicit or hire (or attempt to induce, entice, solicit or hire) (i) any employee of the Company or any of its Affiliated companies to leave the employment of the Company or any of its Affiliated companies or (ii) any former employee of the Company or any of its Affiliated companies who terminated employment coincident with or within three months prior to the date of the Executive's Separation From Service.
(c)            Executive and the Company agree and stipulate that the agreements contained in this Section 11 are fair and reasonable in light of all the facts and circumstances of the relationship between Executive and the Company and agree that the consideration provided by the Company is not illusory.  Executive further agrees that the restrictive covenants in this Section 11 do not prevent Executive from using and offering the skills Executive possessed before receiving the Company's confidential information.  Executive and the Company also acknowledge that any amount paid under Section 5(b) (if applicable) shall be deemed paid in part as consideration for the agreements contained in this Section 11. It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 11 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein or the other provisions of this Agreement.
12.            Disputed Payments And Failures To Pay. If the Company fails to make a payment under this Agreement in whole or in part as of the payment date specified in this Agreement, either intentionally or unintentionally, other than with the consent of the Executive, then following the fifth day after the Executive notifies the Company in writing of its failure to pay, the Company shall owe the Executive interest on the delayed payment at the applicable Federal rate provided for in section 7872(f)(2)(A) of the Code if the Executive (i) accepts the portion (if any) of the payment that the Company is willing to make (unless such acceptance will result in a relinquishment of the claim to all or part of the remaining amount) and (ii) makes prompt and reasonable good faith efforts to collect the remaining portion of the payment. Any such interest payments shall become due and payable effective as of the applicable payment date(s) specified in Section 5 with respect to the delinquent payment(s) due under Section 5.
13.            Successors.
(a)            This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(b)            This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)            In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, amalgamation, scheme of arrangement, exchange offer, operation of law or otherwise (including any purchase, merger, amalgamation, Corporate Transaction or other transaction involving the Company or any Subsidiary or Affiliate of the Company)), to all or substantially all of the Company's business and/or Company's Assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement at or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change of Control, except that, (i) for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination and (ii) the Company shall be given the opportunity to cure such breach as described under the proviso to Section 1(p). As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as provided above.

14.            Miscellaneous.
(a)            THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE DOMICILE OF THE EXECUTIVE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Subject to Section 16 of this Agreement, this Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)            All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed: if to the Executive, to the address set forth on the signature page hereto; and, if to the Company, to: Weatherford International Ltd., Rue Jean-François Bartholoni 4, 1204 Geneva, Switzerland, Attention: Corporate Secretary or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee.
(c)            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)            The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)            The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including without limitation, the right of the Executive to terminate employment for Good Reason shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(f)            This Agreement constitutes the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements between the Company, any of its Affiliates and the Executive relating to the subject matter hereof.  In the event of any conflict between this Agreement and any other contract, plan, arrangement or understanding between the Executive and the Company (or any Affiliate of the Company), this Agreement shall control.
(g)            If the Executive accepts in writing an international assignment in Switzerland, then the provisions of this Agreement will be applied, to the fullest extent possible, in accordance with the employment laws of Switzerland.
15.            Section 409A.  Notwithstanding anything herein to the contrary, (i) if at the time of the Executive's termination of employment with the Company the Executive is a "specified employee" as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following the Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.  The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 15; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.
16.            Changes Due to Compliance with Applicable Law.  Notwithstanding any provision to the contrary in this Agreement, the Executive acknowledges and agrees that:  (a) compensation, bonuses, business expenses, benefits and related rights or arrangements may require approval by the Company's shareholders under applicable law, and are therefore subject to change, modification or amendment; (b) if the Company determines in good faith that this Agreement or any rights or obligations hereunder must be changed, modified or amended in order to comply with applicable law (including to avoid the possibility of criminal sanctions), the Company may unilaterally change, amend or modify this Agreement and any and all provisions, rights or obligations hereunder, including without limitation, amounts or types of compensation, terms of employment, length of the Employment Period, amounts owed to Executive, benefits, vesting, offset rights. mitigation obligations and other things of value, but only to the extent such modifications are made to the agreements of all similarly situated corporate officers of the Company on a non-discriminatory basis and are reasonably required to comply with applicable law; and (c) any such change, amendment or modification by the Company to this Agreement does not give the Executive Good Reason to terminate the Agreement (nor receive any amounts or benefits as a result thereof) and would not entitle the Executive to deliver a Notice of Breach or Notice of Termination provided that the Company makes a good faith effort to compensate Executive for any loss Executive may suffer as a result of the amendment or modification by offering alternative, equivalent forms of compensation that do not violate applicable law.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board or relevant committee thereof, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year set forth below.

Effective Date: November 6, 2013

Applicable Multiple: three (3)

Position:
/s/ Krishna Shivram
Executive Vice President and Chief Financial Officer	Krishna Shivram

Reports to: Chief Executive Officer or President
Weatherford International Ltd.,
Address for notices to Executive:	a Swiss joint-stock corporation

13803 Hampton Cove Drive
Houston, Texas 77077	By: /s/ Bernard J. Duroc-Danner
Name: Bernard J. Duroc-Danner
Title: Chairman, President and Chief Executive Officer

ANNEX A

See attached.